Exhibit 99.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

by and between

TRANS WORLD CORPORATION

and

RAMI S. RAMADAN

ORIGINALLY DATED:    as of July 1, 2005

AMENDED AND RESTATED: as of November 18, 2008

EMPLOYMENT AGREEMENT

          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) by and between TRANS WORLD CORPORATION (“Employer”) and RAMI S. RAMADAN (“Employee”) is made and entered into effective as of November 18, 2008.

W I T N E S S E T H

          WHEREAS, Employer is a corporation duly organized and existing under the laws of the State of Nevada, maintains its principal place of business at 545 Fifth Avenue, Suite 940, New York, New York 10017, and is engaged in the business of developing, constructing and operating small to medium-sized casino and hotel properties around the world; and,

          WHEREAS, in furtherance of its business, Employer has need of qualified, experienced executive management; and,

          WHEREAS, Employee is an adult individual who has acted as the Chief Executive Officer and Chief Financial Officer of the Employer since July 12, 1999; and,

          WHEREAS, Employee is currently employed as the Chief Executive Officer and Chief Financial Officer of the Employer pursuant to an employment agreement entered into as of July 1, 2005 (the "Prior Agreement"); and,

          WHEREAS, the Employer and Employee desire to amend and restate the Prior Agreement in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to make certain other changes; and,

          WHEREAS, Employer is willing to continue to employ Employee, and Employee is desirous of continuing his employment with Employer, under the terms and pursuant to the conditions set forth herein;

          NOW, THEREFORE, for and in consideration of the foregoing recitals, and in consideration of the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises hereinafter set forth, and intending to be legally bound thereby, Employer and Employee hereby covenant and agree as follows:

          1.        DEFINITIONS.        As used in this Agreement certain words and terms are defined in the body of this Agreement. Other words and terms hereinafter defined have the respective meanings ascribed to them below, unless a different meaning clearly appears from the context:

                    (a)       “Affiliate” – means with respect to a specified Person, any other Person who or which is (i) directly or indirectly controlling, controlled by or under common control with the specified Person, or (ii) any member, director, officer or manager of the specified Person. For purposes of this definition only, “control,” “controlling” and “controlled” mean the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust or other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

                    (b)       “Anniversary” – means each anniversary date of the Effective Date during the Term of this Agreement (as defined in Section 6 hereof).

                    (c)       "Beneficial Owner" and "Beneficial Ownership" have the meanings as used in the Exchange Act.

                    (d)       “Business Day” – means any day other than a Saturday, Sunday or holiday observed by the Federal government of the United States of America.

                    (e)       “Cause” – means:

                              (i)       the willful destruction by Employee of the property of Employer or an Affiliate of Employer having a material value to Employer or such Affiliate;

                              (ii)      fraud, embezzlement, theft, or comparable dishonest activity committed by Employee from Employer or an Affiliate of Employer having a material value to Employer or to such Affiliate;

                              (iii)     Employee’s conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty or moral turpitude (excluding acts involving a de minimis dollar value and not related to Employer or an Affiliate);

                              (iv)      Employee’s breach, neglect, refusal, or failure to materially discharge his duties (other than due to physical or mental illness) commensurate with his title and function, or Employee’s failure to comply with the lawful directions of Employer’s Board of Directors, that is not cured within fifteen (15) days after Employee has received written notice thereof from the Board;

                              (v)       a willful and knowing material misrepresentation to Employer’s Board of Directors;

                              (vi)      a willful violation of a material policy of Employer, which does or could result in material harm to Employer or to Employer’s Affiliates or to Employer’s reputation;

                              (vii)     Employee’s material violation of applicable law or regulation relating to the Employee, Employer or the Employer’s Affiliates;

                              (viii)    Employee’s failure or inability to become Licensed (as defined in Section 9), or the denial, suspension for a period of more than ninety (90) calendar days, or revocation of a License, by any Gaming Authority requiring that Employee be licensed in order for Employer or Employee to operate in that jurisdiction; or

                              (ix)      Employee’s material violation of a statutory or common law duty of loyalty or fiduciary duty to Employer.

                    (f)       “Change of Control” – means a change in the ownership of Employer, a change in the effective control of Employer or a change in the ownership of a substantial portion of the assets of Employer, in each case as provided under Section 409A of the Code and the regulations thereunder.

                    (g)       “Complete Disability” – means the Employee is: (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.

                    (h)       “Effective Date” – means the effective date of the Prior Agreement, which was July 1, 2005.  This amended and restated Agreement is effective as of November 18, 2008.

                    (i)       "Exchange Act" means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended.

                    (j)       “Good Reason” – means the occurrence, on or after the occurrence of a Change in Control, of any of the following events (except with Employee’s written consent):

(i)  any material breach of this Agreement by the Employer, including without limitation any of the following: (A) a material diminution in the Employee’s base compensation, (B) a material diminution in the Employee’s authority, duties or responsibilities as set forth in Section 4 of this Agreement, or (C) any requirement that the Employee report to a corporate officer or employee of the Employer instead of reporting directly to the Board of Directors of the Employer, or

(ii)      any material change in the geographic location at which the Employee must perform his services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, Employee must first provide written notice to Employer within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and Employer shall thereafter have the right to remedy the condition within thirty (30) days of the date Employer received the written notice from Employee. If Employer remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If Employer does not remedy the condition within such thirty (30) day cure period, then Employer may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

                   (k)       "Person" has the meaning as used in the Exchange Act.

                    (l)    “Prior Employment” – means any prior employment Employee has had with either Employer or any Affiliate of Employer.

          2.        PRIOR EMPLOYMENT.   This Agreement supersedes and replaces any and all prior employment agreements, change of control agreements and severance plans or agreements, whether written or oral, by and between Employee, on the one hand, and Employer or any of Employer’s Affiliates, on the other hand, or under which Employee is a participant. From and after the Effective Date, Employee shall be the employee of Employer under the terms and pursuant to the conditions set forth in this Agreement.

          3.        BASIC EMPLOYMENT AGREEMENT.   Subject to the terms and pursuant to the conditions hereinafter set forth, Employer hereby employs Employee during the Term hereinafter specified to serve in a managerial or executive capacity, under a title and with such duties not inconsistent with those set forth in Section 4 of this Agreement, as the same may be modified and/or assigned to Employee by Employer from time to time; provided, however, that no change in Employee’s duties shall be permitted if it would result in a material reduction in the level of Employee’s duties as in effect prior to the change or as otherwise consented to in writing by Employee.

          4.        DUTIES OF EMPLOYEE. Employee shall perform such duties assigned to Employee by Employer as are generally associated with the duties of Chief Executive Officer and Chief Financial Officer of Employer, including, (a) the efficient and continuous operation of Employer and Employer’s Affiliates, (b) the preparation of relevant budgets, allocation of relevant funds and preparation of relevant financial statements and reports, (c) the selection and delegation of duties and responsibilities of subordinates, and (d) the direction, review and oversight of all programs and projects under Employee’s supervision. Employee shall comply with all laws, rules and regulations that relate to the Employer and Employee from time to time during the Term.

          5.        ACCEPTANCE OF EMPLOYMENT.     Employee hereby unconditionally accepts the employment set forth hereunder, under the terms and pursuant to the conditions set forth in this Agreement. Employee hereby covenants and agrees that, during the Term of this Agreement, Employee will devote the whole of Employee’s normal and customary working time and best efforts solely to the performance of Employee’s duties under this Agreement and that, except upon Employer’s prior express written authorization to that effect, Employee shall not perform any services for any casino, hotel, hotel/casino or other similar gaming or gambling, hospitality or resort operation not owned by Employer or any of Employer’s Affiliates. The foregoing notwithstanding, it shall not be a violation of this Agreement for Employee to (a) serve on corporate (upon the prior consent of the Board of Directors, which shall not be unreasonably withheld), civic or charitable boards or committees, or (b) manage personal investments, so long as such activities do not interfere with the performance of Employee’s duties and obligations to Employer under this Agreement.

          6.        TERM.     Unless sooner terminated as provided in this Agreement, the term of this Agreement terminates on December 31, 2009 (the “Term”), provided, however, unless either Employer or Employee notifies the other of its intent not to extend the Term on or prior to September 30, 2009 or on or prior to each September 30th thereafter (if such dates are Business Days, or if not a Business Day, then such notice shall be due on the next succeeding Business Day), then the Term shall be automatically extended for a period of one (1) year to the next December 31st (so, for example, the first extension period would terminate on December 31, 2010) and each extension of the Term to be included in the definition of “Term”).

          7.        SPECIAL TERMINATION PROVISIONS.   Notwithstanding the provisions of Section 6 of this Agreement, this Agreement, and Employee’s employment, shall terminate upon the occurrence of any of the following events:

                    (a)       automatically upon the death of Employee, the date of death being the effective date of termination (“Date of Termination”), provided, however, that, on the Company’s pay date which is the closest to the date which is within thirty (30) calendar days after the Date of Termination, Employer must tender any accrued but unpaid:  (i) Base Salary, (ii) sick pay and (iii) vacation pay to Employee’s estate;

                    (b)       the giving of written notice from Employer to Employee of the termination of this Agreement upon the Complete Disability of Employee, the date that the Board of Directors of Employer makes a determination of Complete Disability being the effective Date of Termination, provided, however, that, on the Company’s pay date which is the closest to the date which is within thirty (30) calendar days after the Date of Termination, Employer must tender any accrued but unpaid:  (i) Base Salary, (ii) sick pay, and (iii) vacation pay to Employee;

                    (c)       the giving of written notice by Employer to Employee of the termination of this Agreement upon the discharge of Employee for Cause, the date set forth in the notice being the effective Date of Termination, provided, however, that, on the Company’s pay date which is the closest to the date which is within thirty (30) calendar days after the Date of Termination, Employer must tender any accrued but unpaid: (i) Base Salary, (ii) sick pay and (iii) vacation pay to Employee;

                    (d)       the giving of written notice by Employer to Employee of the termination of this Agreement following a denial, suspension for more than ninety (90) calendar days or revocation of Employee’s License (as defined in Section 9(b) of this Agreement) or the failure of Employee to obtain such License as required by applicable Gaming Authorities as set forth in Section 9(b), the date set forth in the notice being the effective Date of Termination, provided, however, that, on the Company’s pay date which is the closest to the date which is within thirty (30) calendar days after the Date of Termination, Employer must tender any accrued but unpaid:  (i) Base Salary, (ii) sick pay, and (iii) vacation pay to Employee;

                    (e)       the giving of written notice by Employer to Employee of the termination of this Agreement without Cause, the date set forth in the notice being the effective Date of Termination, provided, however, that, on the Company’s pay date which is the closest to the date which is within thirty (30) calendar days after the Date of Termination, Employer must tender to Employee in a lump sum any accrued but unpaid:  (i) Base Salary, (ii) sick pay,  (iii) vacation pay, and, (iv) an amount equal to twelve (12) months of Employee's monthly Base Salary as of the date of such notice (“Severance Payments”).  Employer also covenants and agrees to maintain and provide, at no cost to Employee, until the earlier of: (x) one year after the Date of Termination, or (y) the date Employee obtains subsequent employment where medical insurance coverage is available to him, Employee’s continued participation in all group health and/or medical insurance in which the Employee participated immediately prior to termination of this Agreement as allowed under Section 409A of the Code (“Health Insurance”); provided that any insurance premiums payable by Employer or any successors pursuant to this Section 7(e) shall be payable at such times and in such amounts as if Employee was still an employee of Employer, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by Employer in any taxable year shall not affect the amount of insurance premiums required to be paid by Employer in any other taxable year; and provided further that if Employee’s participation in any group insurance plan is barred, Employer shall either arrange to provide Employee with insurance benefits substantially similar to those which Employee was entitled to receive under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the Date of Termination based on the annualized rate of premiums being paid by Employer as of the Date of Termination;

                    (f)       the giving of written notice by Employee to Employer upon a material breach of this Agreement by Employer, which material breach remains uncured for a period of thirty (30) days after the giving of such notice, the date thirty (30) days after the date of such notice being the effective Date of Termination, provided, however, that, on the Company’s pay date which is the closest to the date which is within thirty (30) days after the Date of Termination, Employer must tender in a lump sum any accrued but unpaid:  (i) Base Salary, (ii) sick pay, (iii) vacation pay, and (iv) the Severance Payments as set forth in Section 7(e) (iv), above to Employee. Employer shall also provide to Employee the Health Insurance benefits described in Section 7(e), above, for the period beginning on the Date of Termination and ending on the earlier of: (x) the date Employee obtains subsequent employment where medical insurance coverage is available to him, or (y) a period of one (1) year after the Date of Termination; or

                    (g)       at Employee’s sole election in writing as provided in Section 17 of this Agreement, after both a Change of Control and as a result of Good Reason, which notice must be made within the time period set forth in Section 1(j) of this Agreement and within twenty four (24) months after the Change of Control, the date on which the written notice is given by Employee being the effective Date of Termination, provided, however, that, on the Company’s pay date which is the closest to the date which is within thirty (30) calendar days after the Date of Termination, Employer must tender any accrued but unpaid (i) Base Salary, (ii) sick pay, and (iii) vacation pay to Employee. Employer shall also provide to Employee the Health Insurance benefits described in Section 7(e), above, for the period beginning on the Date of Termination and ending on the earlier of: (x) the date Employee obtains subsequent employment where medical insurance coverage is available to him, or (y) a period of one (1) year after the Date of Termination.

                    (h)       the date which is not less than sixty (60) days after receipt by Employer of written notice from Employee to terminate this Agreement for no reason, such date being the effective Date of Termination; provided, however, that, on the Company’s pay date which is the closest to the date which is within thirty (30) calendar days after the Date of Termination, Employer must tender to Employee any accrued but unpaid (i) Base Salary, (ii) sick pay, and (iii) vacation pay.

                     (i)       Employee shall promptly report to Employer the name and address of his new employer(s) after the Date of Termination and whether such employer(s) has medical insurance that is available to him. In the event Employee is required to make an election under Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended (commonly known as COBRA) to qualify for the health benefits provided thereunder, the obligations of Employer and its Affiliates under COBRA shall be conditioned upon Employee’s timely making such an election. All payments to be made hereunder shall commence on the effective Date of Termination. All payments made under this Section 7 shall be deemed by the parties to be liquidated damages and Employer shall have no further obligation or liability to Employee thereafter. Employee will be entitled to receive such payments only upon the execution and delivery to Employer of a general release and covenant not to sue satisfactory to the parties.

          8.        COMPENSATION TO EMPLOYEE.     For and in complete consideration of Employee’s full and faithful performance of Employee’s duties under this Agreement, Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, the following items of compensation:

                    (a)       Base Salary.        Subject to Section 8(h), Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, a base salary at the rate of no less than Four Hundred Fifty Thousand Dollars (USD $450,000.00) per annum during the Term (the “Base Salary”). Employee’s Base Salary shall be payable in such weekly, bi-weekly or semi-monthly installments as shall be convenient to Employer. Employee’s Base Salary shall be exclusive of and in addition to any other benefits which Employer, in its sole discretion, may make available to Employee, including, but not limited to, those benefits described in Sections 8(b) through (f) of this Agreement. Employee’s Base Salary shall be subject to merit review by Employer’s Board of Directors periodically and may be increased in the sole discretion of the independent Compensation Committee of the Board of Directors and approved by the Board of Directors, but not decreased, as a result of any such review.

                    (b)       Bonus Compensation. Employee also will be eligible to participate in and receive a bonus pursuant to the Employer’s profit sharing bonus plan (the “Profit Sharing Bonus Plan”), with the Employee to participate in the Profit Sharing Bonus Plan with other senior executive officers of the Employer. There will be no further “retirement accruals” taken by Employer and all prior accruals will be used to charge the stock and option grants to senior executive officers as permitted or required by  United States generally accepted accounting principals (“GAAP”). The Profit Sharing Bonus Plan will be based on the Employer’s (fiscal) annual audited consolidated net income and return on shareholders’ equity, as adjusted for changes in capital in accordance with then current GAAP. Awards will be based on the terms and conditions of the Profit Sharing Bonus Plan, but will be made at the sole and complete discretion of the Board’s independent Compensation Committee.  Pursuant to the Company’s Deferred Compensation Plan adopted effective May 17, 2006 and as subsequently amended and restated (the “Deferred Compensation Plan”), a percentage of Employee’s bonus will be deferred, such percentage to be fixed by the Board of Directors in the year prior to which the deferral is made and which shall be at least 15% of the Employee’s bonus (if any) and will be invested in the voting common stock of Employer. Nothing in this Agreement shall limit the Board’s discretion to adopt, amend or terminate any performance-based bonus plan at any time prior to a Change of Control. All bonuses shall be paid on a date that is not later than two and one half (2.5) months after the end of the calendar year in which the bonus is earned, or if the bonus plan is a multi-year plan, any bonus must be paid not later than two and one half (2.5) months following the end of the bonus plan cycle.

                    (c)       Employee Benefit Plans.       (i)  Employer hereby covenants and agrees that it shall include Employee, if otherwise eligible, in any profit sharing plan, executive stock option plan, pension plan, retirement plan, disability and/or life insurance plan, medical and/or hospitalization plan, and/or any and all other benefit plans currently in effect or which may be placed in effect by Employer or any of its Affiliates for the benefit of Employer’s executives during the Term. Nothing in this Agreement shall limit (A) Employer’s ability to exercise the discretion provided to it under any such benefit plan, or (B) Employer’s or its Affiliates’ discretion to adopt, amend or terminate any such benefit plan, at any time prior to a Change of Control.

                              (ii)      Employee agrees that Employer shall have the right during the Term to insure the life of Employee by a policy or policies of insurance in such amount or amounts as it may deem necessary or desirable, and Employer shall be the beneficiary of any such policy or policies and shall pay the premiums or other costs thereof. Employee agrees, upon request, at any time or times during the Term to sign and deliver any and all documents and to submit to any physical or other reasonable examinations which may be required in connection with any such policy or policies of insurance or modifications thereof.

                    (d)       Expense Reimbursement.        During the Term and provided the same are authorized by Employer, Employer shall either pay directly or reimburse Employee for Employee’s reasonable and documented expenses incurred for the benefit of Employer in accordance with Employer’s general policy regarding expense reimbursement, as the same may be amended, modified or changed from time to time. Such reimbursable expenses shall include, but are not limited to, (i) reasonable entertainment and promotional expenses, (ii) travel expenses, and (iii) dues and expenses of membership in professional societies. Prior to reimbursement, Employee shall provide Employer with sufficient detailed invoices of such expenses as may be required by Employer’s expense reimbursement policy. Such reimbursement shall be paid promptly by Employer, and in any event no later than March 15 of the year immediately following the year in which such expenses were incurred.

                    (e)       Automobile Expenses.           Employer shall lease for Employee an automobile of his choice to be used by Employee for Employer’s business and shall pay for certain related costs of its operation, including gas, oil, repairs, maintenance and insurance, for which Employer shall pay no more than $1,800.00 per month. If Employer does not pay such expenses directly, but reimburses Employee for such expenses, such reimbursement shall be paid promptly by Employer, and in any event no later than March 15 of the year immediately following the year in which such expenses were incurred.

                    (f)       Option and Stock Grants.

                              (i)       Pursuant to the Prior Agreement, the Board of Directors granted to Employee on October 14, 2005, pursuant to the Employer’s 2004 Equity Incentive Plan (the “EIP”), seven year options to purchase an aggregate of 175,000 shares of the Employer’s voting common stock with an original exercise price of $2.80 per share.  The exercise price will increase as set forth below with respect to that portion of the option which remains unexercised as of the dates set forth below:

At	Exercise Price
October 14, 2005	$2.80 per share
January 1, 2006	2.88 per share
July 1, 2006	2.97 per share
January 1, 2007	3.06 per share
July 1, 2007	3.15 per share
January 1, 2008	3.25 per share
July 1, 2008	3.34 per share
January 1, 2009	3.44 per share
July 1, 2009	3.55 per share
January 1, 2010	3.65 per share
July 1, 2010	3.76 per share
January 1, 2011	3.88 per share
July 1, 2011	3.99 per share
January 1, 2012	4.11 per share

These options will vest cumulatively as follows, if Employee is, at such time, employed hereunder by Employer:

At	Number	Cumulative Vested
October 14, 2005	35,000	35,000
July 1, 2006	+35,000	70,000
July 1, 2007	+35,000	105,000
July 1, 2008	+35,000	140,000
July 1, 2009	+35,000	175,000

All such options are subject to the terms and conditions of the EIP. If there is any conflict between this Agreement and the EIP relating to such options, the EIP shall govern. All options will expire, if not previously exercised, on June 30, 2012.

                              (ii)      As of October 14, 2005, the Board of Directors has granted to Employee, pursuant to the EIP, 75,000 shares of restricted voting common stock of Employer that vest cumulatively as follows, beginning with the quarter ended December 31, 2005:

Number	Cumulative Vested	When Vested
25,000	25,000	When the trailing twelve months (“TTM”) earnings per share (excluding extraordinary and unusual items and calculated in accordance with GAAP) from Employer’s continuing operations for any two (2) consecutive fiscal quarters (“TTMEPS”), is equal to or exceeds $0.45 for the first time.
25,000	50,000	When TTMEPS is equal to or exceeds $0.60 for any two (2) consecutive fiscal quarters ended for the first time.
25,000	75,000	When TTMEPS is equal to or exceeds $0.75 for any two (2) consecutive fiscal quarters ended for the first time.

          For purposes of this Section 8(f)(ii), the term TTMEPS shall be calculated as the sum of the unaudited earnings per share of Employer for the prior three fiscal quarters as reported pursuant to the Securities Exchange Act of 1934, as amended, plus the unaudited earnings per share for the most recently completed quarter. So, for example, if the trailing twelve months earnings per share for the quarter ended March 31, 2006 were $(0.03), $0.08 for June 30, 2006, $0.12 for September 30, 2006 and $0.13 for December 31, 2006, the “TTMEPS” would be $0.30.

          And, for example, if TTMEPS is calculated to be $0.30 as of the quarter ended December 31, 2006 and $0.45 as of the quarter ended March 31, 2007, Employee shall not be vested in any shares of restricted stock as of March 31, 2007. If TTMEPS is calculated to be $0.45 as of the quarter ended March 31, 2007 and $0.61 for the quarter ended June 30, 2007, Employee shall be vested in 25,000 shares of restricted stock as of June 30, 2007.

          All restricted stock is subject to the terms and conditions of the EIP. If there is any conflict between this Agreement and the EIP relating to such restricted stock, the EIP shall govern.

                              (iii)     All unvested options and unvested restricted stock granted hereunder shall, automatically and without any further action on the part of any Person, terminate upon the effective date of the termination or expiration of this Agreement, except that all unvested options and unvested restricted stock granted hereunder shall, automatically and without any further action on the part of any Person, vest in Employee upon the closing date of a Change of Control of Employer. All such vested options and restricted stock must be surrendered or otherwise converted into cash or securities of the acquiror or exercised as required or permitted by the terms and conditions of the Change of Control documents.

                              (iv)      Any extension of the Term of the Prior Agreement beyond December 31, 2007 shall not result in the extension of any option or stock grant vesting or exercise periods set forth above.

                    (g)       Vacations and Holidays. Commencing as of the Effective Date of this Agreement, Employee shall be entitled to (i) annual paid vacation leave in accordance with Employer’s standard policy, but in no event more than four (4) weeks each year of the Term, to be taken at such times as selected by Employee and approved by Employer, none of which may be carried over to the year after the year in which Employee is permitted to utilize such time, and (ii) paid holidays (or, at Employer’s option, an equivalent number of paid days off) in accordance with Employer’s standard policy.

                    (h)       Withholdings. All compensation to Employee identified in this Section 8 shall be subject to applicable withholdings for federal, state or local income or other taxes, Social Security Tax, Medicare Tax, State Unemployment Insurance and the like.

          9.        LICENSING REQUIREMENTS.

                    (a)       Employer and Employee hereby covenant and agree that this Agreement may be subject to the approval of one or more gaming regulatory authorities (the “Gaming Authorities”) pursuant to the provisions of the applicable gaming regulatory statutes and the regulations promulgated thereunder (the “Gaming Laws”). Employer and Employee hereby covenant and agree to use their best efforts, at Employer’s sole cost and expense, to obtain any and all approvals required by the Gaming Laws. In the event that (i) an approval of this Agreement by the Gaming Authorities is required for Employee to carry out his duties and responsibilities set forth in Section 4 of this Agreement, (ii) Employer and Employee have used their best efforts to obtain such approval, and (iii) this Agreement is not so approved by the Gaming Authorities, then this Agreement shall be immediately terminable by Employer as set forth in Section 7(d).

                    (b)       Employer and Employee hereby covenant and agree that, in order for Employee to discharge the duties required under this Agreement, Employee may be required to apply for or hold a license, registration, permit or other approval as issued by the Gaming Authorities pursuant to the terms of the applicable Gaming Laws and as otherwise required by this Agreement (the “License”). In the event Employee fails to apply for and secure, or the Gaming Authorities refuse to issue or renew, or revoke or suspend any required License, then Employee, at Employer’s sole cost and expense, shall promptly defend such action and shall take such reasonable steps as may be required to either remove the objections, secure the Gaming Authorities’ approval, or reinstate the License, respectively. If the applicable Gaming Authorities deny, revoke, suspend for more than ninety (90) calendar days or refuse to issue any required License, then this Agreement may be terminated by Employer for Cause under Section 7(d).

                    (c)       Employer and Employee hereby covenant and agree that the provisions of this Section 9 shall apply in the event Employee’s duties require that Employee also be licensed by relevant governmental agencies other than the Gaming Authorities.

          10.       CONFIDENTIALITY.    Employee hereby warrants, covenants and agrees that, without the prior express written approval of Employer or unless required by law or court order, during the Term and thereafter, Employee shall hold in the strictest confidence, and shall not disclose to any Person and shall not use for the benefit of himself or any other Person, any and all of Employer’s confidential data, including but not limited to (a) information, drawings, sketches, plans or other documents concerning Employer’s business or development plans, customers or suppliers or those of Employer’s Affiliates, (b) Employer’s or its Affiliates’ development, design, construction or sales and marketing methods or techniques, or (c) Employer’s trade secrets and other “know-how” or information not of a public nature, regardless of how such information came to the custody of Employee. For purposes of this Agreement, such confidential information shall include, but not be limited to, information, including a formula, pattern, compilation, program, device, method, technique or process, that (i) derives independent economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Upon the expiration or termination of this Agreement, Employee shall return to Employer all Employer property, including but not limited to, all Employer confidential information, and Employee shall not retain any such information, regardless of the media on which it is stored or resides.

          11.       RESTRICTIVE COVENANT; NO SOLICITATION.

                    (a)       Employee hereby covenants and agrees that, during the Term, and for a period of twelve (12) months after any termination or expiration of this Agreement, Employee shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member or manager of a limited liability company, shareholder of a closely held corporation, or shareholder in excess of two percent (2%) of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any gaming or hotel business that is in competition in any manner whatsoever with the business activities of Employer or Employer’s Affiliates, in or within a one hundred (100) mile radius around any market in which Employer or Employer’s Affiliates have gaming and/or hotel operations. Employee hereby further covenants and agrees that the restrictive covenant contained in this Section 11 is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of Employer, imposes no undue hardship on Employee, and is not injurious to the public.

                    (b)       Employee hereby further covenants and agrees that, for the period described in Section 11(a), Employee, his Affiliates or other employer shall not directly solicit or attempt to solicit for employment, or hire or engage as an independent contractor or otherwise obtain the services of any management level employee of Employer or Employer’s Affiliates on behalf of himself or any other Person.

                    (c)       Employee acknowledges and agrees that, because of the unique and extraordinary nature of his services, any breach or threatened breach of the provisions of Sections 10 or 11 hereof will cause irreparable injury and incalculable harm to Employer and Employer shall, accordingly, be entitled to injunctive and other equitable relief for such breach or threatened breach and that resort by Employer to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any right or remedy which Employer may have with respect to such breach or threatened breach.

          12.       BEST EVIDENCE.      This Agreement shall be executed in original and “Xerox” or photostatic copies and each copy bearing original signatures in ink shall be deemed an original. This Agreement may be executed in counterparts.

          13.       SUCCESSION.         This Agreement shall be binding upon and inure to the benefit of Employer and Employee and their respective successors and assigns.

          14.       ASSIGNMENT.         Neither party shall assign this Agreement or delegate his or its duties hereunder without the express written prior consent of the other party. Any purported assignment violation of this Section 14 shall be null and void and of no force or effect.

          15.       AMENDMENT OR MODIFICATION.    This Agreement may not be amended, modified, changed or altered except by a writing signed by both Employer and Employee.  If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

          16.       GOVERNING LAW.                (a)  This Agreement shall be governed by and construed in accordance with New York law, without regard to conflicts of law principles. Jurisdiction and venue for any claim or action arising out of or in any way connected to Sections 10 or 11 of this Agreement shall be in the federal or state courts located in the borough of Manhattan, New York City, New York.

                    (b)       Except with respect to any proceeding brought under Sections 10 or 11 hereof, any controversy, claim, or dispute between the parties, directly or indirectly, concerning this Agreement or the breach hereof, or the subject matter hereof, including questions concerning the scope and applicability of this arbitration clause, shall be finally settled by arbitration in Washington, D.C. pursuant to the rules then applying of the American Arbitration Association. The arbitrators shall consist of one representative selected by Employer, one representative selected by Employee and one representative selected by the first two arbitrators. The parties agree to expedite the arbitration proceeding in every way, so that the arbitration proceeding shall be commenced within thirty (30) days after request therefore is made, and shall continue thereafter, without interruption, and that the decision of the arbitrators shall be handed down within thirty (30) days after the hearings in the arbitration proceedings are closed. The arbitrators shall have the right and authority to assess the cost of the arbitration proceedings and to determine how their decision or determination as to each issue or matter in dispute may be implemented or enforced. The decision in writing of any two (2) of the arbitrators shall be binding and conclusive on all of the parties to this Agreement. Should either Employer or Employee fail to appoint an arbitrator as required by this Section 16(b) within thirty (30) days after receiving written notice from the other party to do so, the arbitrator appointed by the other party shall act for all of the parties and his decision in writing shall be binding and conclusive on all of the parties to this Agreement. Any decision or award of the arbitrators shall be final and conclusive on the parties to this Agreement; judgment upon such decision or award may be entered in any competent Federal or state court located in the United States of America; and the application may be made to such court for confirmation of such decision or award for any order of enforcement and for any other legal remedies that may be necessary to effectuate such decision or award.

          17.       NOTICES.  Any and all notices required under this Agreement shall be in writing and shall be either hand-delivered or mailed, certified mail, return receipt requested, addressed to:

To Employer:	Trans World Corporation
545 Fifth Avenue
Suite 940
New York, New York 10017

With a copy that shall not be notice to:	Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, N.W.
11th Floor
Washington, DC 20005
Attn: Jeffrey A. Koeppel

To Employee:	Rami S. Ramadan
65 Woodlawn Avenue
New Rochelle, New York 10804

With a copy that shall not be notice to:	Maguire Woods
625 Liberty Avenue
23rd Floor
Pittsburgh, PA 15222
Attn: Gavin O’Connor

          All notices hand-delivered shall be deemed delivered as of the date actually delivered. All notices mailed shall be deemed delivered as of five (5) Business Days after the date postmarked. Any changes in any of the addresses listed herein shall be made by notice as provided in this Section 17.

          18.       INTERPRETATION.               The preamble recitals to this Agreement are incorporated into and made a part of this Agreement; titles of paragraphs are for convenience only and are not to be considered a part of this Agreement.

          19.       SEVERABILITY.       In the event any one or more provisions of this Agreement is declared judicially void or otherwise unenforceable, the remainder of this Agreement shall survive and such provision(s) shall be deemed modified or amended so as to fulfill the intent of the parties hereto.

          20.       WAIVER.   None of the terms of this Agreement, including this Section 20, or any term, right or remedy hereunder shall be deemed waived unless such waiver is in writing and signed by the party to be charged therewith and in no event by reason of any failure to assert or delay in asserting any such term, right or remedy or similar term, right or remedy hereunder.

          21.       PAROL.    This Agreement constitutes the entire agreement between Employer and Employee with respect to the subject matter hereto and this Agreement supersedes any prior understandings, agreements (including the Prior Agreement, undertakings or severance policies or plans by and between Employer or Employer’s Affiliates, on the one hand, and Employee, on the other hand, with respect to the subject matter hereof or Employee’s employment with Employer or Employer’s Affiliates.

          IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement on the 18th day of November, 2008.

          THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

TRANS WORLD CORPORATION		EMPLOYEE

By:	/s/ Julio Heurtematte	By:	/s/ Rami S. Ramadan
	Julio Heurtematte, Chairman,		Rami S. Ramadan
Compensation Committee of the
Board of Directors